Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS
FOR THE FIRST QUARTER OF 2005

LOWELL, ARKANSAS, April 14, 2005 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record first quarter net earnings of $47 million for 2005, or diluted earnings per share of 57 cents, a 44% increase over 2004 first quarter earnings of $33 million, or 40 cents per diluted share.

Total operating revenue for the current quarter was $709 million, compared with $618 million during the first quarter of 2004. During the first quarter of 2005, Truck segment revenue, excluding fuel surcharges, increased 6%, while the Intermodal segment revenue, excluding fuel surcharges, rose 13% over the comparable period of 2004.  Dedicated segment (DCS) revenue, excluding fuel surcharge revenue, increased 10% during the current quarter.

Operating income rose 36% from $58 million in 2004 to $79 million in 2005 on a 10% rise in revenues net of fuel surcharges.  The overall operating ratio for the company improved 180 basis points to 88.8% compared to 90.6% in 2004.  Truck improved its operating ratio 350 basis points to 89.5% and DCS improved 190 basis points to 89.7%.  Intermodal recorded an operating ratio of 88.0% for both the first quarter of 2005 and the first quarter of 2004.  Operating income for Truck, Intermodal and DCS rose by 66%, 18% and 41% respectively.  Continued safe operations, higher freight rates and a lower effective income tax rate contributed to the net earnings improvement.

"We are delighted at the continued improvement in our profitability.  We were able to achieve a respectable margin in the typically difficult first quarter for the second year in a row, a feat which had been an elusive target for us prior to 2004.  While the demand for the first quarter of 2005 was not quite as strong as the record-setting pace for the same period of 2004, we did produce 44% more in net earnings during the first quarter of 2005.  Pricing in all three operating segments remains strong, reflecting the unchanged fundamentals in our business: namely, a serious driver shortage, tight rail capacity, a limited number of trucks and the resulting disequilibrium in the balance of supply and demand.  In describing the strength of freight demand we reported last year that the first quarter of 2004 produced ‘uncharacteristically brisk demand in January and February’ and, added that the results were at ‘profit levels that normally occur during the busier part of the year.’  We would characterize freight demand in the first quarter of 2005 as better than any year in the last ten years with the exception of the abnormally strong 2004.  Intense focus on SAFETY and service to our customers remains at the top of our objectives and we were pleased with results in both categories during the first three months of 2005.  Barring a downturn in the economy, something current forecasts are not suggesting, we would expect the remainder of 2005 to follow the normal seasonal patterns and to continue to reflect demand outpacing supply.

In fact, the early indications for demand in April have been quite encouraging and our expectations for the balance of 2005 remain strong," stated Kirk Thompson, President and Chief Executive Officer.

The Truck operating ratio was 89.5% for the quarter, a 350 basis point improvement versus the comparable period last year. This represents the sixteenth quarter in a row, relative to prior years, that the segment has shown improvement. Safety will always be at the top of our priorities and the intense focus yielded another quarter of relatively low claims cost.  Our service levels during the first quarter of 2005 bested last year’s first quarter by 73 basis points reflecting our commitment to provide best-in-class pick-up and delivery, flexibility and allocated capacity for our customers.  Rate yields continued to improve as the loaded rate per mile (excluding fuel surcharges) increased 8.2% relative to the first quarter of 2004, marking the highest rate increase percentage for a first quarter in company history.  Empty miles were 10.1% versus 9.7% for the first quarter a year ago. Freight demand in the quarter was slightly off the robust first quarter 2004 levels, but still remained strong when compared historically to other first quarters. Driver availability continues to be a serious concern for the segment, as well as the industry.  Increases in driver pay over the last few months have resulted in only marginal improvements in driver supply.  We see no signs of fundamental improvement in driver availability for the foreseeable future. Therefore, we do not anticipate significant capacity additions in the truckload marketplace in the near term. The average number of trucks in the Truck segment was 5,409 for the first quarter of 2005 and 5,438 for the first quarter or 2004.

In the Intermodal segment, the operating ratio was 88.0% for both the first quarter of 2005 and the same quarter of 2004.  Revenue for the quarter increased 19% to $288 million from $242 million in the first quarter of 2004, reflecting strong year-over-year pricing, including a sound process for recovering higher fuel costs through fuel surcharges.   Rates, excluding fuel surcharges, were up 7.1%, continuing the trend of recent quarters.  Volume for the period was up 4% over the same period a year ago. The rate increases, including higher fuel surcharges, growth in volume and freight mix changes that contributed to the 19% increase in revenue kept pace with costs that also increased 19% over the same period a year ago. Freight demand was slightly lower than expected and railroad service levels were also below year earlier levels contributing to lower productivity of our drivers and containers utilized in intermodal service.  Driver wage hikes and increased maintenance expenses due to an increase in the age of the fleet contributed to the higher costs, while safety related expenses showed a favorable year-over-year comparison.

The operating ratio for the DCS segment was 89.7% vs. 91.6% for the first quarter of 2004, a 190 basis point improvement over the same period a year ago.    Revenue, excluding fuel surcharge and purchased transportation in the current quarter, was up 12% compared to the first quarter of 2005.  Growth in revenue was driven by a 7.5% increase in the average number of tractors assigned to the segment and a 4.7% improvement in productivity.  Utilization for the first quarter of 2005 was down 1.4% but more than offset by an increase in net revenue excluding fuel surcharge per loaded mile of 7.3%.  Operating income was $20.1 million, a 41% increase over the same quarter of 2004.  Again, safety had a positive impact on operating income as combined casualty and workers compensation costs as a percent of net revenue, excluding fuel surcharge, was down 180 basis points versus the same quarter of last year.   DCS continues to address the driver shortage on an account-by-account basis.  Where increases in driver pay are necessary, we have been largely successful in recovering this cost from our customers who recognize the value of a stable driver base and superior service.  We continue our focus on achieving appropriate financial returns from our assets through revenue quality improvement and cost controls at existing accounts and disciplined pricing and contract structure for any new growth opportunities.  The average number of tractors in the unit was 5,032 for the first quarter of 2005 vs. 4,681 for the first quarter of 2004.

This report contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2004.  We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties on our web site: www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March 31
	2005		2004
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$709,178	100.0%	$617,698	100.0%

Operating expenses
Salaries, wages and employee benefits	200,883	28.3%	189,964	30.8%
Rents and purchased transportation	239,076	33.7%	203,708	33.0%
Fuel and fuel taxes	82,871	11.7%	63,856	10.3%
Depreciation and amortization	39,232	5.5%	37,045	6.0%
Operating supplies and expenses	31,654	4.5%	28,721	4.6%
Insurance and claims	11,755	1.7%	13,024	2.1%
Operating taxes and licenses	8,885	1.3%	8,725	1.4%
General and administrative expenses, net of gain or loss on asset dispositions	9,789	1.4%	8,570	1.4%
Communication and utilities	5,866	0.8%	5,868	0.9%
Total operating expenses	630,011	88.8%	559,481	90.6%
Operating income	79,167	11.2%	58,217	9.4%
Interest income	151	0.0%	345	0.1%
Interest expense	1,233	0.2%	2,674	0.4%
Equity in loss of associated company	851	0.1%	469	0.1%
Earnings before income taxes	77,234	10.9%	55,419	9.0%
Income taxes	29,735	4.2%	22,445	3.6%
Net earnings	$47,499	6.7%	$32,974	5.3%
Average basic shares outstanding	80,352		80,165
Basic earnings per share	$0.59		$0.41
Average diluted shares outstanding	83,205		82,965
Diluted earnings per share	$0.57		$0.40

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended March 31
	2005	2004

Gross revenue

Truck	$231,874	$210,016

Intermodal	287,528	242,199

Dedicated	194,678	169,560

Subtotal	714,080	621,775

Intersegment eliminations	(4,902)	(4,077)

Consolidated revenue	$709,178	$617,698

Operating income

Truck	$24,357	$14,706

Intermodal	34,528	29,146

Dedicated	20,124	14,258

Other (1)	158	107

Operating income	$79,167	$58,217

(1) Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended March 31
	2005	2004

Truck
Operating ratio	89.5%	93.0%
Loads	215,082	233,048
Net revenue (excl. fsc) per tractor per week*	$2,945	$2,765
Length of haul	549	526
RPLM (excl. fsc)	$1.682	$1.554
Loaded miles (000)	120,354	124,782
Total miles (000)	133,853	138,253
Empty miles %	10.1%	9.7%
Average tractors during the period	5,409	5,438
Tractors (end of period)
Company owned	4,391	4,429
Independent contractor	1,005	1,009
Total tractors	5,396	5,438
Trailers (end of period)	20,110	20,035
Average effective trailing equipment usage	14,639	14,903

Intermodal
Operating ratio	88.0%	88.0%
Loads	141,873	135,996
Net change in revenue per loaded mile (excl. fsc)	7.1%	0.0%
Revenue per load (excl. fsc)	$1,857	$1,707
Tractors (end of period)	1,204	1,041
Containers (end of period)	22,468	21,226
Average effective trailing equipment usage	22,222	20,849

Dedicated
Operating ratio	89.7%	91.6%
Loads	318,714	314,077
Net revenue (excl. fsc) per tractor per week*	$2,885	$2,815
Average tractors during the period**	5,032	4,681
Tractors (end of period)
Company owned	4,695	4,410
Independent contractor	193	124
Customer owned (DCS Operated)	129	179
Total tractors	5,017	4,713
Trailers (end of period)	6,195	5,708
Average effective trailing equipment usage	11,752	11,117

* Using weighted work days

** Includes company owned, independent contractor and customer owned tractors

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Balance Sheets (in thousands) (unaudited)

	March 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$1,952	$23,838
Accounts receivable	300,111	289,146
Income tax receivable	19,418	19,418
Prepaid expenses and other	122,929	131,640
Total current assets	444,410	464,042

Property and equipment	1,470,899	1,450,023
Less accumulated depreciation	460,402	438,644
Net property and equipment	1,010,497	1,011,379

Other assets	23,854	16,285
	$1,478,761	$1,491,706

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$68,000	$—
Trade accounts payable	144,999	180,018
Claims accruals	17,786	18,535
Accrued payroll	43,840	73,750
Other accrued expenses	10,158	10,504
Deferred income taxes	37,853	25,414
Total current liabilities	322,636	308,221

Claims accruals and other liabilities	41,583	40,294
Deferred income taxes	297,400	282,241
Stockholders’ equity	817,142	860,950
	$1,478,761	$1,491,706

Supplemental Data (unaudited)

	March 31, 2005	December 31, 2004

Actual shares outstanding at end of period (000)	79,216	81,393

Book value per actual share outstanding at end of period	$10.32	$10.58